SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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OGE ENERGY CORP.
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OGE Energy Corp.	PO Box 321
Oklahoma City, Oklahoma 73101-0321
405-553-3000
www.oge.com

May 7, 2013

Dear Shareholder:

The Annual Meeting of Shareholders of OGE Energy Corp. will be held at 10:00 a.m., Thursday, May 16, 2013, at the Skirvin Hilton Hotel in Oklahoma City. One of the items to be considered at the meeting is a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of the Company's authorized shares of common stock from 225,000,000 to 450,000,000 (the "Proposed Amendment").

We are writing to update you on a proposed stock split if the Proposed Amendment is approved. Please be advised that, if the Proposed Amendment is approved, the Company's Board of Directors will consider, and is expected to approve, a 2-for-1 stock split at the Board's meeting on May 16, 2013.

The Board of Directors urges you to vote on all items to be considered at the Annual Meeting of Shareholders and, in particular, recommends a vote FOR the proposed increase in the Company's authorized shares of common stock.
If you have any questions, please contact Todd Tidwell, Director, Investor Relations, at (405) 553-3966.